UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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BALCHEM CORPORATION
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Balchem’s Board of Directors Urges Shareholders to
Vote FOR the Advisory Vote to Approve the Compensation of the
Company’s Named Executive Officers (“Say-on-Pay”)

June 12, 2023

Dear Fellow Shareholders:

Thank you for your continued support and investment in Balchem Corporation (“we”, “our”, “Balchem” or the “Company”).  On April 28, 2023, we filed our 2023 Proxy Statement (the “Proxy Statement”) which included five proposals for shareholders to consider at our upcoming Annual Meeting of Shareholders to be held on June 22, 2023.  One of these proposals is Proposal 3, an advisory vote on the compensation of our Named Executive Officers (“NEOs”, such proposal, the “Say-on-Pay Proposal”).

Institutional Shareholders Services Inc. (“ISS”) and Glass, Lewis & Co., LLC (“Glass Lewis”) recently issued their advisory reports, each recommending a vote AGAINST our Say-on-Pay Proposal, due to their concerns with regard to the one-time stock option retention grant (the “One-Time Retention Grant”) awarded in 2022 to Mr. Theodore (Ted) Harris, our Chairman, President and Chief Executive Officer (“CEO”).

We highlight the following for your consideration:

•
Balchem’s compensation program is designed to align pay with performance.  As described in the Proxy Statement, the Company’s executive compensation policy is designed to establish a direct link between executive compensation and the performance of the Company by rewarding individual results and the achievement of annual corporate goals through salary and cash bonus awards, and to provide equity awards to incentivize executives to generate enhanced shareholder value. Over the years, the Company has consistently had overwhelming shareholder support for our Say-on-Pay proposals. In 2021 and 2022, we had over 96% approval of our Say-on-Pay proposals, respectively. We believe this strong support is in recognition of our pay-for-performance compensation philosophy where the majority of executive compensation is tied to variable pay and payouts are aligned with the Company’s performance.

•
Financial performance of the Company has thrived under Mr. Harris’s leadership.  Since his appointment as CEO of Balchem in 2015, Mr. Harris has successfully led the Company through significant growth, and the Company has outperformed its market peers during his tenure. As an example, over the past six years, revenue has grown from $595 million in 2017 to $942 million in 2022. We believe that this consistently outstanding financial performance is a reflection of the Company’s resilient business model and the strong leadership under Mr. Harris.

•
With the assistance of its independent compensation consultant, the Compensation Committee specially designed the One-Time Retention Grant which the committee determined was necessary to retain the services of Mr. Harris. The Compensation Committee, comprised of independent directors, recognizes that Mr. Harris has exceptional leadership skills and global business experience that are critical to Balchem and highly desired by other leading organizations in our competitive marketplace. In light of this recognition and need for forward-looking retention, and consistent with the Company’s retention strategy and pay-for-performance compensation philosophy, this One-Time Retention Grant structure and award amount was determined by the Compensation Committee based on an in-depth review of compensation practices and upon the recommendation of Mercer, LLC, the committee’s independent compensation consultant.  It was structured to strike the right balance between setting a meaningful award amount that would serve as an effective incentive while being performance-based and fully aligned with our shareholders’ interests through significant value creation.

•
The features of the One-Time Retention Grant are intended to drive financial performance of the Company to the benefit of Balchem shareholders as a whole.  As previously disclosed, the stock options that comprise the One-Time Retention Grant are structured in four tranches with increasing exercise prices: (1) 25% at fair market value as of grant date (“FMV”); (2) 25% at FMV plus 10% premium; (3) 25% at FMV plus 15% premium; and (4) 25% at FMV plus 20% premium. This design means that there must be meaningful value creation for Balchem shareholders for Mr. Harris to realize any value – and the grant date fair value of approximately $6.3 million would require significant future growth.  Specifically, Balchem stock would need to grow by 50% (from the grant date share price of $125.71) to $188 per share for the CEO to realize the reported $6.3 million grant date fair value.  This is the equivalent of $2 billion in value creation and is fully aligned with our shareholders’ interests.

Further, the One-Time Retention Grant options vest over a five-year period with: (1) 25% vesting on the third anniversary of the grant date; (2) 25% vesting on the fourth anniversary of the grant date; and (3) 50% vesting on the fifth anniversary of the grant date. This backloaded vesting is designed to maximize retention of Mr. Harris.  When this One-Time Retention Grant is annualized over its five-year vesting period, and assuming Balchem stock has significant future growth (of at least $188 per share), the target total direct compensation for the CEO approximates the 75th percentile amongst peer companies, which the Compensation Committee, under consultation with Mercer, has determined is well within a reasonable range.

We appreciate the opportunity to provide additional information and disclosure regarding the rationale for the One-Time Retention Grant for Mr. Harris and believe that we have sufficiently addressed both advisory firms’ concerns regarding disclosure of the rationale behind the One-Time Retention Grant. Additional information is also provided in the following slides titled “Supplemental information on Executive Compensation.”

For all the reasons outlined above, the Board respectfully disagrees with ISS and Glass Lewis’ recommendations with regard to Proposal 3 – Advisory vote to approve the compensation of the Company’s NEOs.  We appreciate your continued support and ask that you vote FOR Proposal 3 – Advisory vote to approve the compensation of the Company’s NEOs.

THE BOARD OF DIRECTORS URGES YOU TO VOTE “FOR” PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.

2

 Supplemental Informationon Executive Compensation

 Rationale to vote FOR Proposal 3 (Say-on-Pay)  The Board urges you to vote FOR the advisory vote on the approval of the compensation of our Named Executive Officers  CEO pay has consistently emphasized performance  The Compensation Committee recognizes that Mr. Harris, CEO, has exceptional leadership skills and global business experience that are critical to Balchem and highly desired by other leading organizations in this competitive marketplace  One-time stock option retention grant structure with increasing exercise prices requires significant future growth by 50% from the grant date stock price of $125.71 to $188 per share for the CEO to realize the reported value of $6.3M. This is the equivalent of $2B in value creation for shareholders and is fully aligned with shareholders’ interests   Backloaded vesting design maximizes retention, with the first 25% only vesting at the 3rd anniversary, the second 25% at the 4th anniversary and the remaining 50% at the 5th anniversary of the grant date   When the one-time retention grant is annualized over its 5-year vesting period, and assuming stock price achieves significant future growth, target total direct compensation for the CEO approximates the 75th percentile of peers which is well within reasonable range

 CEO Pay Has Always Emphasized Performance   Increases over time have emphasized variable compensation to align pay with performance   One-time retention grant added $6.3 million to reported total compensation for 2022  When the retention grant is annualized over its 5-year vesting period, target total direct compensation approximates the 75th percentile of peers   3  CEO pay has been targeted within the range of peers over time   In setting 2022 director and executive compensation, including the one-time retention grant for the CEO, the Compensation Committee engaged Mercer, LLC (“Mercer”), an independent executive compensation advisory firm, to provide survey data on market trends and advice on director and executive compensation.

 One-Time CEO Retention Grant Rationale   4  Maximize retention and align with shareholders’ interests   2022  2023  2024  2025  2026  2027  Grant on 9/15  25% vests on 9/15  25% vests on 9/15  50% vests on 9/15  Backloaded Vesting Maximizes Retention   Prior to the special grant, CEO’s beneficial ownership was less than 1% of common shares outstanding   Grant of 130,000 options will add another 0.4% upon vesting   130,000 Options INCREASE Ownership   Premium options align with shareholder interests  CEO is only entitled to value in excess of the exercise price for each tranche   Disclosed grant-date fair value of $6.3 million is derived from binomial model, which assumes significant future growth   Balchem share price would need to grow by 50% from the grant date share price of $125.71 to $188 per share for the CEO to realize $6.3 million. This is the equivalent of $2 billion in value creation for shareholders. The CEO’s realizable value is 0.3% of shareholders’ value creation.   # Options  Exercise Price   Tranche 1  32,500  $125.71  Tranche 2  32,500  $138.28  Tranche 3  32,500  $144.57  Tranche 4  32,500  $150.85

 Retention Grant Design Aligns the CEO with Shareholders’ Interests   5  CEO can only realize gains if shareholder value increases   Increasing exercise prices for the four tranches mean there must be meaningful value creation for shareholders for the CEO to realize value   Stock price at grant was $125.71  Stock needs to grow by 50% to $188 for the CEO to realize $6.3 million   # Options  Exercise Price   Tranche 1  32,500  $125.71  Tranche 2  32,500  $138.28  Tranche 3  32,500  $144.57  Tranche 4  32,500  $150.85

 Balchem Has Outperformed the Market Under Ted Harris’ Leadership   6  One-time retention grant will reward the CEO only if Balchem continues to perform

 Historical Financials - Revenue  7  Consistent Performance Due To Resilient Business Model and Strong Leadership  SALES ($M)

 Dividends  Annual double-digit dividend growth for the last decade  Consistency in execution  8  Consistent Dividend Policy  ($/share)

 Please vote FOR Proposal 3 (Say-on-Pay)  The Board urges you to vote FOR the advisory vote on the approval of the compensation of our Named Executive Officers  CEO pay has consistently emphasized performance  The Compensation Committee recognizes that Mr. Harris, CEO, has exceptional leadership skills and global business experience that are critical to Balchem and highly desired by other leading organizations in this competitive marketplace  One-time stock option retention grant structure with increasing exercise prices requires significant future growth by 50% from the grant date stock price of $125.71 to $188 per share for the CEO to realize the reported value of $6.3M. This is the equivalent of $2B in value creation for shareholders and is fully aligned with shareholders’ interests   Backloaded vesting design maximizes retention, with the first 25% only vesting at the 3rd anniversary, the second 25% at the 4th anniversary and the remaining 50% at the 5th anniversary of the grant date   When the one-time retention grant is annualized over its 5-year vesting period, and assuming stock price achieves significant future growth, target total direct compensation for the CEO approximates the 75th percentile of peers which is well within reasonable range